EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent Company	Subsidiary Company	Jurisdiction of Incorporation
Portec Rail Products, Inc.	Portec, Rail Products Ltd.	Canada
Portec Rail Products, Inc.	Portec Rail Products (UK) Ltd.	United Kingdom
Portec Rail Products (UK) Ltd.	Torvale Fisher 2000 Ltd.	United Kingdom
Portec Rail Products (UK) Ltd.	Torvale Fisher Ltd.	United Kingdom
Portec Rail Products (UK) Ltd.	Whitehough Engineering Ltd.	United Kingdom
Portec Rail Products (UK) Ltd.	Conveyors International Ltd.	United Kingdom